CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of Caterpillar Inc. of our report dated January 21, 1997 appearing on page A-3 of the Appendix to the Company's 1997 Annual Meeting of Stockholders Proxy Statement, which is incorporated by reference in Caterpillar Inc.'s Annual Report on Form 10-K for the year ended December 31, 1996. We also consent to the incorporation by reference of our report on the Financial Statement Schedules listed in Item 14(a) of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Prospectus.




PRICE WATERHOUSE LLP

Peoria, Illinois
December 19, 1997